Exhibit 99.2

7 November, 2022

Ideanomics, Inc.

55 Broadway, 19th Floor

New York, NY 10006

Dear Sir/Madam,

Re: Legal Opinion on Certain PRC Law Matters

We are qualified to practice law in the People’s Republic of China (“PRC”) and to issue opinions on the PRC laws, regulations and rules effective on the date hereof (“PRC Law”). For the purpose of this legal opinion (“Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or the Chinese Taiwan region.

We are acting as PRC counsel for Ideanomics, Inc. (“Company”), a company incorporated under the laws of the State of Nevada, with respect to its proposed offering and sale (“Offering”) of up to 151,500,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933, as amended.

I.    Assumptions

In rendering this Opinion, we have examined the copies of the documents provided to us by the Company and its PRC subsidiaries from time to time during our representation of the Company and its PRC subsidiaries (collectively, “Documents”), such as agreements and corporate records issued or published by competent national, provincial or local governmental regulatory or administrative authorities, agencies or commissions in the PRC that have jurisdiction over relevant PRC entities (“Governmental Agencies”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by relevant Governmental Agencies and appropriate representatives of the Company and its PRC subsidiaries.

To render this Opinion, we have assumed without further inquiry:

(a)

the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

(b)	the truthfulness, accuracy and completeness of the Documents, as well as that the factual statements contained therein are, and will remain, not misleading;

(c)

that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(d)

that the information provided to us by the Company and its PRC subsidiaries is true, accurate, complete and not misleading, and that the Company and its PRC subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(e)

that the Documents have been validly authorized, executed or delivered by all of the entities thereto and such entities to the Documents have full power and authority to enter into, execute and deliver such Documents; and

(f)	that all Documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Law.

II.    Opinions

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, so far as PRC Law is concerned:

(a)

Based on the statements and Documents provided to us by the Company and its PRC subsidiaries, on or about December 31, 2019, the Company terminated certain agreements that had been used to establish and maintain a variable interest entity (“VIE”) structure. As a result, the Company now owns the equity interests in its PRC subsidiaries (i.e., its operating entities in the PRC) through its subsidiaries in Hong Kong and the British Virgin Islands without relying upon VIE contractual arrangements and no longer conducts its operations in the PRC by means of a VIE structure. Based on our understanding of PRC Law, the current ownership structure among the Company and its PRC subsidiaries, both currently and immediately after giving effect to the Offering, does not and will not result in any violation of PRC Law.

(b)

Based on our understanding of PRC Law, other than the requisite permissions and registrations that the Company’s PRC subsidiaries have already obtained in the PRC to engage in their respective businesses, neither the Company nor any of its PRC subsidiaries is required to obtain any permission from any Governmental Agencies, including the China Securities Regulatory Commission (“CSRC”) and the Cyberspace Administration of China (“CAC”), to conduct its operations and to proceed with the Offering. However, the Standing Committee of the National People’s Congress or other Governmental Agencies could potentially promulgate laws, regulations or rules in the future that could require the Company and its PRC subsidiaries to obtain approvals from relevant Governmental Agencies before offering securities in offshore listings, and we are not able to assess with certainty whether such developments may potentially be enforceable against the Company in connection with this Offering.

(c)

The CSRC issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) on 24 December 2021, and the Provisions on Strengthening Confidentiality and Archives Administration of Domestic Enterprises in Offshore Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) on 2 April 2022 (collectively, “Draft Rules”). The Draft Rules purport to require domestic companies to submit to the CSRC certain filings related to their direct or indirect offshore listings, and the Draft Rules seek to regulate the behavior of such domestic companies with respect to divulging to relevant authorities (including overseas regulators) documents containing or implicating PRC state secrets, national security or major interests. Importantly, the Draft Rules are not effective at present and it is uncertain whether or when they might become effective. Based on our understanding of (currently effective) PRC Law, no permissions from any Governmental Agencies will be required as of the date of this Opinion in order for the Company to issue the Common Stock to investors (including foreign investors) under the Offering. However, as the proposed requirements under the Draft Rules have not yet been formally adopted, and due to the lack of further clarifications or detailed rules and regulations available at this time, there are still uncertainties as to how the Draft Rules will be interpreted or implemented, and whether any Governmental Agencies may officially adopt the Draft Rules or any other new laws, regulations, rules or detailed implementation and interpretation practices. Accordingly, at this time, there is ultimately no way to be sure that Governmental Agencies will take the same view as we do with respect to whether any additional filings or other requirements may be required of the Company or its PRC subsidiaries in connection with the Offering.

(d)

On 28 December 2021, the CAC and twelve other Governmental Agencies issued the Measures for Cybersecurity Review, which became effective on 15 February 2022 (“Measures”). Pursuant to the Measures, if any of the following circumstances exists, operators of networks are required to go through a cybersecurity review involving the Office of Cybersecurity Review: (i) the operators possess over one million individuals’ personal information and seek to list securities overseas; (ii) the operators are deemed as “critical information infrastructure” operators and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities that affect or may affect PRC national security. Based on our understanding of the statements and Documents provided to us by the Company’s PRC subsidiaries, as of the date of this Opinion, we are not aware of any of the aforesaid circumstances existing in the case of any of the Company’s PRC subsidiaries, and therefore it is our understanding that cybersecurity review is not required for the Offering. However, the Measures are relatively new and there remains some uncertainty as to how the Measures may be interpreted or implemented, as well as uncertainty as to whether Governmental Agencies (including the CAC) may adopt new laws, regulations, rules or detailed implementation and interpretation practices related to the Measures. Accordingly, at this time, there is ultimately no way to be sure that Governmental Agencies will take the same view as we do with respect to whether the Company’s PRC subsidiaries may be required to carry out any cybersecurity review procedures.

(e)

Based on our understanding of PRC Law, we believe that neither the Company nor any of its PRC subsidiaries is directly subject to any of the regulatory actions taken or statements made by Governmental Agencies with respect to anti-monopoly enforcement, as both the Company and its PRC subsidiaries do not implicate or engage in any monopolistic behavior. However, there are still uncertainties as to whether the Governmental Agencies may adopt new laws, regulations, rules or detailed implementation and interpretation practices in this respect and there is no assurance that Governmental Agencies will take the same view as we do with respect to anti-monopoly enforcement.

(f)

To our knowledge, none of the Company’s PRC subsidiaries is currently engaged in business activities that are included on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (“2021 Negative List”), which was promulgated by the PRC Ministry of Commerce and the National Development and Reform Commission and which entered into force on 1 January 2022. Therefore, our understanding is that the Company’s PRC subsidiaries are each legally able to conduct their business activities without being subject to restrictions imposed under foreign investment laws and regulations of the PRC.

III.    Qualifications

This Opinion is subject to the following qualifications:

(a)

This Opinion is rendered only with respect to PRC Law. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to PRC Law in effect on the date hereof and there is no guarantee that any such PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the longer term, with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Law. We make no prediction as to any revision, adjustment or new interpretation of PRC Law or related government policy, nor is this Opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future, with or without retroactive effect.

(b)

This Opinion addresses specific legal matters relating to the Company and its PRC subsidiaries (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in any manner on, or bear any legal liabilities for, any other issue concerning the Company or its PRC subsidiaries, including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws that are not PRC Law, or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws are all from reports by professional institutions or written documents provided to us by the Company and its PRC subsidiaries and any such mention shall not constitute our acknowledgement of, legal opinions regarding or comments relating to the same, whether express or implied.

(c)

This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d)

This Opinion is intended to be used in the context that is specifically referred to herein, and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted for interpretation separately from this Opinion.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person, nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

We hereby consent to the reference to our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,